UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2020

UNITED AIRLINES HOLDINGS, INC.

UNITED AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000

(872) 825-4000

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Registrant	Title of each class	Trading Symbol	Name of each exchange on which registered
United Airlines Holdings, Inc.	Common Stock, $0.01 par value	UAL	The Nasdaq Stock Market LLC
United Airlines, Inc.	None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On December 8, 2020 (the “Amendment Date”), United Airlines Holdings, Inc. (“UAL”) and United Airlines, Inc. (“United” and, together with UAL, the “Company”) entered into a Second Amendment to Loan and Guarantee Agreement, dated as of the Amendment Date (the “Amendment”), which amended the Loan and Guarantee Agreement dated as of September 28, 2020 (as amended and restated by the Restatement Agreement dated November 6, 2020, the “Previous Credit Agreement”, and, the Previous Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, The United States Department of the Treasury (“Treasury”), as lender, and The Bank of New York Mellon, as administrative agent and collateral agent. The Amended Credit Agreement provides for a term loan facility of up to $7.491 billion (the “Term Loan Facility”) pursuant to the loan program established under Section 4003(b)(1) of the Coronavirus Aid, Relief, and Economic Security Act, representing an increase of $331 million to the $7.16 billion Term Loan Facility commitment under the Previous Credit Agreement. The obligations of United under the Amended Credit Agreement are secured by liens on (i) certain route authorities of United and certain related slots and gate leaseholds and other related assets, (ii) certain Boeing 777-300ER aircraft and (iii) certain flight simulators and related assets.

On September 28, 2020, United borrowed the initial term loan under the Term Loan Facility in an amount equal to $520 million. United has not borrowed additional amounts under the Term Loan Facility as of the date of this report. Loans borrowed under the Term Loan Facility mature on September 28, 2025 and bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (but not less than 0%), plus a margin of 3.00% per annum.

In connection with its entry into the Loan and Guarantee Agreement on September 28, 2020, UAL concurrently entered into a warrant agreement (the “Warrant Agreement”) with Treasury, pursuant to which UAL will issue to Treasury warrants (the “Warrants”) to purchase up to approximately 23.78 million shares of common stock, assuming United borrows the $7.491 billion Term Loan Facility in full. Warrants will be issued on the date of disbursement of each term loan in an amount corresponding to 10% of the principal amount of each such disbursement. On September 28, 2020, UAL issued Warrants to purchase up to approximately 1.65 million shares of common stock.

The Warrants’ strike price is $31.50 per share (which was the closing price of UAL’s common stock on The Nasdaq Stock Market on April 9, 2020). The Warrants will expire five years after issuance, and are exercisable either through net share settlement in cash or in shares of common stock, at UAL’s option.

The other material terms of the Previous Credit Agreement and the Warrant Agreement, including the terms of the issuance of the Warrants, remain effective as described in the Current Report on Form 8-K of the Company filed on September 30, 2020 as updated by the Current Report on Form 8-K of the Company filed on November 9, 2020.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to each of the Restatement Agreement dated November 6, 2020 (attaching the Previous Credit Agreement) and the Amendment (including the Amended Credit Agreement), copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ending December 31, 2020, and by reference to each of the Warrant Agreement and the Form of Warrant, copies of which were filed as exhibits to the Company’s Current Report on Form 8-K filed on September 30, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference to the extent responsive to Item 3.02. The Warrants were or will be issued pursuant to an exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED AIRLINES HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
Name:	Gerald Laderman
Title:	Executive Vice President and Chief Financial Officer

Date: December 8, 2020